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                             CORNELL COMPANIES, INC.





                                    EXHIBIT A

SUBSIDIARY ACQUIRING SECURITIES                                   CLASSIFICATION
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
Fleet National Bank                                               Bank
Fleet Investment Advisors, Inc.                                   Bank